         Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP. ANNOUNCES SPECIAL CASH DIVIDEND

Melville, New York, Thursday, January 22, 2015......Park Electrochemical Corp. (NYSE – PKE) announced that its Board of Directors has declared a special cash dividend of $1.50 per share payable February 24, 2015 to shareholders of record at the close of business on February 10, 2015.

This special dividend, together with the Company’s regular quarterly dividend of $0.10 per share payable February 2, 2015 to shareholders of record on January 5, 2015, will bring the Company’s total return of capital to its shareholders, in the form of regular and special cash dividends, to $15.90 per share and a total of approximately $327 million since the Company’s 2005 fiscal year. These returns of capital will be in addition to any purchases of the Company’s common stock pursuant to its recently announced Board of Directors’ authorization of the Company’s purchase of up to 1,250,000 shares of common stock, representing approximately 6% of the Company’s total outstanding shares on January 7, 2015.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies and low-volume tooling for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. The Company’s manufacturing facilities are located in Singapore, France, Kansas, Arizona and California. The Company also maintains R & D facilities in Arizona, Kansas and Singapore.

Additional corporate information is available on the Company’s web site at www.parkelectro.com.

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